August 24, 2017

Luciano M. Melluzzo

93 Foxon Place

New Britain, CT 06053

Dear Lou,

I am pleased to offer you the position of President of Air Industries Group. We have extensively discussed the opportunities and challenges facing Air Industries and I am enthusiastic about the contribution I believe you will make to the Company's success.

Air Industries currently includes Air Industries Machining, Welding Metallurgy and Nassau Tool Works, all located on Long Island, as well as our two Connecticut plants, Sterling Engineering and Eur-Pac. Air Industries has an extensive network of international channel partners, customers and suppliers to provide total support, and sustainment solutions for aircraft.

In this highly visible leadership role, you will report directly to the Board of Directors. Your primary responsibility will be to develop and own the strategy for the profitability and growth of all of Air's businesses. It is expected that you will provide tactical and strategic leadership to this group which already has over $65M of annual sales. Air Industries has an aggressive growth plan that includes future acquisitions that will increase your business opportunities and responsibilities.

The base salary you are being offered for this position is $280,000 annually, paid weekly at the rate of $5385. We anticipate that your start date for work with the Air Industries Group will be as soon as practicable but, no later than September 11, 2017.

You will be eligible In addition to your base salary we are offering an incentive based bonus opportunity (reviewable every year) representing a target bonus of 50% of your annualized salary, pro-rated based on time of service. We will work with you to develop the parameters by which your bonus will be determined and there will be the opportunity to receive more than 50% of your annual salary if you overachieve the agreed upon targets for the calendar year.

The Company will provide you with a $50,000 relocation payment that will be used towards either a purchase of a home or towards any expenses related to your move to Long Island, NY. If you terminate your employment for convenience before the second anniversary hire date, you will be required to reimburse the Company based on the below schedule:

If you leave prior to year-end 2017	Reimburse the Company 100% ($50,000)
During Q1 2018 (Prior to 4/1/18)	Reimburse the Company $43,750
During Q2 2018 (Prior to 7/1/18)	Reimburse the Company $37,500
During Q3 2018 (Prior to 10/1/18	Reimburse the Company $31,250
During Q4 2018 (Prior to 1/1/19)	Reimburse the Company $25,000
During Q1 2019 (Prior to 4/1/19)	Reimburse the Company $18,750
During Q2 2019 (Prior to 7/1/19)	Reimburse the Company $12,500
During Q3 2019 (Prior to 10/1/19)	Reimburse the Company $6,250
During Q4 2019 (Prior to 1/1/20)	$0

You will receive a monthly car allowance in the amount of $900 to defray your costs of travel to our NY and CT sites. It is anticipated that you will need to travel to meet the needs of the business and that, per the Air Industries travel policy, all reasonable and necessary expenses will be reimbursed after submittal and approval of appropriate documentation.

The Company will make available to you an initial award of stock options for 270,000 shares of its stock at an exercise price of $1.50 per share. These options will be granted under the Company’s 2017 Equity Incentive Plan, and will vest as follows and as indicated in the table below. The right to exercise 90,000 options shall vest on 9/11/17, an additional 90,000 shares will be vested on 10/1/2018 and an additional 90,000 shares will be on 10/1/2019, as shown below:

Date	Amount Vesting	Cumulative Vesting
September 11, 2017	90,000	90,000
October 1, 2018	90,000	180,000
October 1, 2019	90,000	270,000

From time to time, the Air Industries Board of Directors grants equity options to key employees. We consider this a significant incentive for key employees eligible for these grants and you will be included among the employees considered for future awards at year end 2019.

If the Company elects to terminate your employment without cause the Company shall first give thirty (30) days written notice to you of the Company’s intent to terminate. If the Company terminates your employment without cause, you will be entitled to receive compensation equal to the Base Salary paid over three (3) months following the date of termination in accordance with the regular payroll practices of the Company; provided, however, that the Company’s obligation to provide such post-termination compensation is contingent upon the execution of a general waiver and release agreement whereby you release any and all potential claims against the Company.

Healthcare related benefits including:

•	Medical, Dental, company paid short term and long term disability, company paid life insurance and other supplemental benefits.

•	Air Industries has a 401(k) plan that it has established for the benefit of all employees that meet the plans requirements. You are eligible to enroll in Air Industries 401(k) plan upon the plan eligibility at your 6 month anniversary from your date of hire. Currently, the Company does not match or contribute on behalf of its employees.

•	Extensive training and development programs to help employees and supervisors learn new skills, maintain safety or compliance, improve performance and for career development.

As part of our benefits package you will be eligible for one week of vacation for every three months you are employed, inclusive of the week we are shutdown at year end. On your first day of employment we will provide additional information and details about Air Industries benefit programs and general employment conditions. In addition, we will provide you with details about corporate and business operating policies.

This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time with our without cause.

In addition to the confirmation of your acceptance of this offer, as a condition of your employment we will require you to execute our customary "Confidentiality, Work Product and Non-Competition Agreement” in the form we have provided to you.

To fulfill federal identification requirements, you are required to provide us with documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility, Additionally, a current driver's license or voter's registration card in addition to a social security card or certified birth certificate will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form 1-9 of the U.S. Citizenship and Immigration Services.

This offer of employment is valid for five (5) working days from the date of this letter, unless other arrangements are made.

Lou, I am looking forward to having you assume this critically important and highly visible position on the Air Industries Leadership Team. Your expertise and experience will be an asset as we move forward to develop the future Air Industries portfolio of business.

If you have any questions, please do not hesitate to contact me at (631) 383-7672. I look forward to working with you in the future and hope you will find your time with Air Industries to be a rewarding and fulfilling experience.

Very truly yours,

/s/ Peter Rettaliata

Peter Rettaliata
Acting Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Lou Melluzzo	August 25, 2017
Lou Melluzzo	Date